                                                                EXHIBIT 23(d)(2)

                              JOHN HANCOCK FUNDS II

                         AMENDMENT TO ADVISORY AGREEMENT

     AMENDMENT made this ____ day of ________, 2007, to the Advisory Agreement dated October 17, 2005, as amended, between John Hancock Funds II, a Massachusetts business trust (the "Trust") and John Hancock Investment Management Services, LLC, a Delaware limited liability company ("JHIMS" or the "Adviser"). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.   CHANGE IN APPENDIX A

     Appendix A is revised to add the advisory fees for the following funds of the Trust (the "Funds"):

     a.   Income Fund

     b.   Mutual Shares Fund

     c.   Mid Cap Intersection Fund

     d.   Emerging Markets Value Fund

2.   EFFECTIVE DATE

     This Amendment shall become effective with respect to each Fund on the later of:

     (i) the date of its execution and (ii) approval by the Board of Trustees of the Trust of this Amendment with respect to a Fund.

JOHN HANCOCK FUNDS II


By:
    ---------------------------------
Name:
      -------------------------------
Title:
       ------------------------------


JOHN HANCOCK INVESTMENT MANAGEMENT SERVICES, LLC


By:
    ---------------------------------
Name:
      -------------------------------
Title:
       ------------------------------

                                   APPENDIX A

     The Adviser shall serve as investment adviser for each Fund of the Trust listed below. The Trust will pay the Adviser, as full compensation for all services provided under this Agreement with respect to each Fund, the fee computed separately for such Fund at an annual rate as follows (the "Adviser Fee").

     The term Aggregate Net Assets in the chart below includes the net assets of a Fund of the Trust. It also includes with respect to certain Funds as indicated in the chart the net assets of one or more other portfolios, but in each case only for the period during which the subadviser for the Fund also serves as the subadviser for the other portfolio(s) and only with respect to the net assets of such other portfolio(s) that are managed by the subadviser.

     For purposes of determining Aggregate Net Assets and calculating the Adviser Fee, the net assets of the Fund and each other fund of the Trust are determined as of the close of business on the previous business day of the Trust, and the net assets of each portfolio of each other fund are determined as of the close of business on the previous business day of that fund.

     The Adviser Fee for a Fund shall be based on the applicable annual fee rate for the Fund which for each day shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets divided by (ii) Aggregate Net Assets (the "Applicable Annual Fee Rate"). The Adviser Fee for each Fund shall be accrued and paid daily to the Adviser for each calendar day. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Fund. Fees shall be paid either by wire transfer or check, as directed by the Adviser.

     If, with respect to any Fund, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date of such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.

                                BETWEEN        BETWEEN
                              $50 MILLION   $200 MILLION
                  FIRST           AND            AND        EXCESS OVER
               $50 MILLION   $200 MILLION   $500 MILLION   $500 MILLION
              OF AGGREGATE   OF AGGREGATE   OF AGGREGATE   OF AGGREGATE
PORTFOLIO      NET ASSETS*    NET ASSETS*    NET ASSETS*    NET ASSETS*
---------     ------------   ------------   ------------   ------------
Income Fund

* Aggregate Net Assets include the net assets of the Income Trust, a series of John Hancock Trust, and the Income Fund, a series of John Hancock Funds II.

                     ALL AGGREGATE NET
PORTFOLIO                  ASSETS
---------            -----------------
Mutual Shares Fund

                                FIRST       EXCESS OVER
                            $500 MILLION   $500 MILLION
                            OF AGGREGATE   OF AGGREGATE
PORTFOLIO                    NET ASSETS*    NET ASSETS*
---------                   ------------   ------------
Mid Cap Intersection Fund

* Aggregate Net Assets include the net assets of the Mid Cap Intersection Trust, a series of John Hancock Trust, and the Mid Cap Intersection Fund, a series of John Hancock Funds II.

                             FIRST       EXCESS OVER
                         $100 MILLION   $100 MILLION
                         OF AGGREGATE   OF AGGREGATE
PORTFOLIO                 NET ASSETS*    NET ASSETS*
---------                ------------   ------------
Emerging Markets Value
Fund

* Aggregate Net Assets include the net assets of the Emerging Markets Value Trust, a series of John Hancock Trust, and the Emerging Markets Value Fund, a series of John Hancock Funds II.


                                       A-2